Exhibit 99.1

MARINEMAX ANNOUNCES STOCK REPURCHASE PROGRAM

CLEARWATER, FL, February 22, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that its Board of Directors approved a new share repurchase plan authorizing the Company to repurchase up to 1.25 million shares of its common stock during the period from today through February 28, 2018. The new repurchase plan replaces the April 2015 plan which authorized the repurchase of up to 1.0 million shares of which 772,716 shares had been repurchased. Under the new plan, the Company may purchase common stock from time to time in the open market or in privately negotiated block purchase transactions.

The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s shares and general market conditions. The Company intends to repurchase shares to mitigate the dilutive effect of stock options, and shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

As of January 31, 2016 the Company had 24,229,851 shares of common stock outstanding.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 52 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc.
727.531.1700

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